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                                                                 Exhibit (B)(14)


                               RHONE-POULENC S.A.
                                (the "Borrower")
                                       *
                                 (the "Lender")
                    USD 150,000,000 REVOLVING CREDIT FACILITY

                         SUMMARY OF TERMS AND CONDITIONS
                         -------------------------------

Borrower:                    RHONE-POULENC S.A.

Facility Amount:             USD 150,000,000,000 or its equivalent in any freely
                             available and convertible European currency.

Facility Description:        A revolving credit facility (the "Facility") which
                             shall be repaid and redrawn throughout its life.
                             The Facility will be denominated in, but not limited to, U.S. Dollars and committed in, but not limited to, U.S. Dollars, or their equivalent in any freely available and convertible European currency, and may be used in other currencies on an as-available basis.

Facility Purpose:            The Facility will be used for general corporate
                             purposes.

Lender:                      *

Final Maturity:              The Facility will be repaid in full five years from
                             the date of signing of the Facility Agreement.

Availability:                Subject to 2 (two) business days' notice for French
                             Francs and 2 (two) business days' notice for other currencies, the Borrower may draw Advances in minimum amounts of USD 20,000,000 and in integral multiples of USD 5,000,000 (or equivalents in other currencies) for periods of 1, 2, 3 or 6 months or such other periods of up to 12 months as the Lender may agree ("Advances").

                             Any drawing notice shall be received by the Lender from the Borrower by not later than 10.00 a.m. (Paris time) for French francs and by not later than 10.00 a.m. (London time) for other currencies.

                             No more than 10 (ten) Advances shall be outstanding at any one time in a maximum of 5 (five) currencies.

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997.


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Cancellation:                Upon 10 business days' written notice the Borrower
                             may cancel without premium or penalty all or part of the undrawn part of the Facility in a minimum amount of USD 20,000,000 and in integral multiples of USD 5,000,000.

Prepayment:                  Prepayment of Advances shall be permitted in cases
                             of illegality and increased cost (including the requirements for tax gross-ups).

                             In this case the Borrower will pay to the Lender a prepayment commission (the "Prepayment Commission") equal to the amount by which

                             (i) the present value (on the Prepayment Date) of the interest due (including Margin) under the Facility on the principal repaid amount for the period from and including the Prepayment Date to and excluding the Maturity Date exceeds
                                   -------

                             (ii) the present value (on the Prepayment Date) of the reinvestment interest that the Lender is able to obtain on an amount equal to the principal repaid amount for the period from and including the Prepayment Date to and excluding the Maturity Date. The reinvestment interests mean the interests calculated in accordance with the investment rate (the "Reinvestment Rate").

                             The Reinvestment Rate means the PIBOR (or the LIBOR for Advances in currencies other than French Francs) quoted one (two in the case of the LIBOR) Business Days before the Prepayment Date, for the period from and including the Prepayment Date to and excluding the Maturity Date.

                             The discount rate applicable to the calculation of the present value of interests referred to (i) and
                             (ii) will be the PIBOR (or the LIBOR for Advances in currencies other than French Francs) applicable to the remaining period. If not available, discount rate will be the rate offered to the Lender by Reference Banks (according to mechanism to be agreed with the Lender).

Interest and Margin:         The Borrower will pay interest at PIBOR in the case
                             of French Francs and at LIBOR for any other
                             relevant currency, plus 0.20% (Margin) p.a.
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                             Interest will be payable at the end of each
                             interest period and will be calculated on an actual/360 day basis (except for Advances in currency where the market calculates on a 365 day basis).

                             For interest periods greater than 6 months, interest will be paid after the end of every period of 6 months and on the latest day of such interest period.

                             Interest rates will set by reference to
                             Telerate page 3750/3740 (LIBOR) or page
                             20041 (PIBOR) or, if not available, by
                             Reference Banks (according to mechanism to be agreed with the Lender), as published 1
                             (one) Business Day (PIBOR) or 2 (two)
                             Business Days (LIBOR) prior the date of an Advance. LIBOR or PIBOR, as the case may be, will be replaced by any applicable rate in consequence of the introduction of the EURO currency after 1 January 1999.

Commitment Fee:              The Borrower will pay a commitment fee in US
                             Dollars at a rate p.a. of 0.10% on the undrawn
                             (reduced and uncancelled) part of the Facility, calculated as of the date of signing on an actual/360 day basis and payable quarterly in arrears.

Conditions Precedent:        Shall comprise the following:

                             (A)     Constitutional documents of the Borrower;

                             (B)     Copies of all relevant Board resolutions;

                             (C)     Copies of all other consents and
                                     authorisations, together with certification of relevant signing authorities; and

                             (D) Legal Opinion from the General Counsel of the Borrower together with a legal opinion as to English law from UK Counsel to the Lender.

Representations and   Representations and warranties to be made in respect of
Warranties:           the Borrower at signing, and (i), (ii), (iii), (iv), (v),
                      (vii), (xii) and (xiii) inclusive to be repeated at each Advance date.

                             (i) The Borrower is duly incorporated and validly existing;
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                                       4

                             (ii) The Borrower has power to enter into and perform pursuant to the Facility Agreement and all necessary corporate actions relevant thereto have been taken;

                             (iii) Obligations of the Borrower under the Facility Agreement will rank pari passu with other unsecured and unsubordinated obligations;

                             (iv) No encumbrance exists over present or future assets or revenues, except as expressly permitted or disclosed to the Lender (see below);

                             (v) Obligations under the Facility are legally valid, binding and enforceable;

                             (vi) Execution and performance of Facility Agreement will not be in conflict with or in breach of obligations in other agreements (or with any law, regulation or judicial official order);

                             (vii) All necessary consents, licences, permits, etc. relevant to the Facility have been obtained and are in full force and effect;

                             (viii) Accuracy and fairness of 1996 audited financial statements (the "1996 Consolidated Financial Statements") to the best of the Borrower's knowledge and belief;

                             (ix) Between the 1996 Consolidated Financial Statements and the date of signing, there has been no Material Adverse Change.

                                     The acquisition of the shares of Rhone-
                                     Poulenc Rorer Inc not currently held by the Borrower in connection with a proposed tender Offer to be made by the Borrower shall not be considered by the Lender as a Material Adverse Change;

                             (x) No material litigation or other proceeding at the date of signing which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belief) which could have a material adverse effect on
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                                       5

                                     the Borrower's capacity to meet its
                                     obligations under the Facility Agreement;

                             (xi) No stamp, registration or similar tax (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Facility Agreement;

                             (xii) No proceedings pending or threatened for winding-up, dissolution or similar process;

                             (xiii)  No existing Event of Default.

Undertakings:                (A)     Undertakings as to financial information:

                             (i) Delivery of the Borrower's annual audited consolidated financial statements as soon as available and in any event within 120 days of financial year-end, and, in any event within 45 days after the end of each financial year, delivery of a certificate certifying compliance with the financial covenant referred to in paragraph (B) below.

                                     Delivery of the Borrower's unaudited
                                     semiannual consolidated financial
                                     statements as soon as available and in any event within 90 days of the first half of each of RP's financial year, and, in any event within 45 days after the end of each financial year, delivery of a certificate certifying compliance with the financial covenant referred to in paragraph (B) below.

                             (ii)    Preparation of audited consolidated
                                     financial statements for Borrower (the
                                     "Consolidated Financial Statements") to
                                     reflect any changes that have occurred in accounting practices since the 1996 Consolidated Statements, and compliance of Consolidated Financial Statements with US GAAP.

                             (iii) Provision of such other information as the Lender may reasonably request in order to access compliance with Borrower's obligations under the Facility.
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                                       6


                             (B)     Undertakings as to financial condition:

                             Ratio of Consolidated Indebtedness to
                             Consolidated Net Worth (as such terms are defined below) not to exceed 1.

                             The Borrower shall ensure that this financial covenant is met as at 31st December and 30 June of each year throughout the term of the Facility by reference to its Consolidated Financial Statements.

                             In the event of a breach in the performance of this requirement, the Lender shall be entitled to declare a Potential Termination Event under the Facility. If this breach remains unremedied for 90 days after notice by the Lender of a Potential Termination Event, the Lender may declare (i) any undrawn portion of the Facility to be cancelled (and no further notice of drawing may be issued) and/or (ii) any drawn portion of the Short Term Facility to become due and payable prior to its maturity as a result of such a breach.

                             (C)     Other usual undertakings including:

                             (i) Compliance with all relevant laws, permits, and licences material in the context of the Facility.

                             (ii)    Pari passu status vis-a-vis all the
                                     Borrower's other unsecured and
                                     unsubordinated creditors.

                             (iii) To notify the Lender in writing of any Event of Default.

                             (iv) Negative Pledge: The Borrower shall not create or permit to be outstanding any encumbrance in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

                                     - In connection with the purchase,
                                     maintenance or improvement of an asset,
                                     providing the amount of Financial
                                     Indebtedness secured remains confined to such asset or such improvements.

                                     - Created to secure Financial Indebtedness
                                     owing to EIB, CREDIT NATIONAL, FONDS
                                     INDUSTRIEL DE MODERNISATION, FONDS DE
                                     DEVELOPPEMENT ECONOMIQUE ET SOCIAL or any
                                     other governmental or
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                                       7

                                     EEC controlled financial institution which in its normal lending practice requires such Encumbrance.

                                     - Existing at a time when a corporation is merged into, consolidated with or acquired by the Borrower and not created in contemplation of such event.

                                     -  Existing on any asset prior to the
                                     acquisition thereof by the Borrower and not created in contemplation of such acquisition.

                                     -  Arising out of a refinancing of any
                                     indebtedness secured by encumbrance
                                     permitted above.

                                     -  Arising after orders of attachment,
                                     distraint or similar legal process arising in connection with court proceedings so long as the claims secured are being contested in good faith.

                                     -  Created over assets held in trust by
                                     another person, which assets are to be used by such other person solely for satisfying the Borrower's scheduled payment obligations in respect of principal and/or interest in respect of any Financial Indebtedness of the Borrower (the "Borrower's Obligations"), in circumstance where such other person has undertaken responsibility for the discharge of the Borrower's Obligations.

                                     -  Over assets or receivables of the
                                     Borrower which encumbrances have been given in connection with the refinancing of such assets or receivables and where the risks (except in relation to any credit enhancement provided by the Borrower in respect of such assets or receivables) relating to non-payment in respect of such assets or receivables are, as a result of such refinancing, not borne by the Borrower.

                                     - Over a deposit made by the Borrower using
                                     the proceeds of a Financial Indebtedness of
                                     the Borrower provided (A) that the
                                     depositary of such proceeds lends an amount
                                     at least equal to the amount of the deposit
                                     to a subsidiary of the Borrower and (B)
                                     that such loan has a
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                                       8

                                     maturity date which is not earlier than the date for repayment of such deposit.

                                     - Not in one of the above categories to
                                     secure Financial Indebtedness as long as the amount of Financial Indebtedness secured thereby does not exceed 7,5% of Consolidated Net Worth.

                             (v) Borrower will pay all transfer, stamp or registration fees or similar taxes or charges which may become payable.

                             (vi)    Borrower will maintain its corporate
                                     existence and its rights to carry on its operations.

                             (vii)   Borrower does not modify its activities
                                     so as to change significantly the nature or scope of its business other than pursuant to its strategy as publicly announced on 26th June 1997.

                             (viii) Borrower to remain the principal Borrowing Vehicle of the RP Group.

Events of Default:           Events of Default shall comprise the following:

                             (A) Failure of the Borrower to make any payment on the due date under the terms of the Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within 5 Business Days after the Lender has given notice to the Borrower.

                             (B) Breach of other obligations which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for 20 Business Days after notice by the Lender of such default. (The breach referred to under Undertaking (B) above may give rise to a right (x) to cancel the undrawn portion of the Facility and to refuse future drawings and/or (y) to declare any drawn portion of the Facility to become due and payable prior to its maturity.)


                             (C) Any Financial Indebtedness of the Borrower (or any Subsidiary as defined below) exceeding FRF 150,000,000 (or equivalent) becomes due and payable before its stated

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                                       9

                                     maturity by way of a declared default after expiry of any applicable grace period.

                             (D) Any representation or warranty of the Borrower is materially incorrect in any respect when made or repeated.

                             (E)     Borrower is subject to an amicable
                                     settlement ("reglement amiable") under
                                     French law.

                             (F)     Insolvency, bankruptcy, liquidation,
                                     dissolution, etc. of the Borrower except in the case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's group.

                             (G) A moratorium or restructuring is made or declared in respect of all or any indebtedness of Borrower whereby the assets are submitted to the control of its creditors.

                             (H) Appointment of an administrator, receiver in respect of the Borrower.

                             (I) Borrower is declared insolvent or declares in writing that it is unable to pay its debts as and when they are due.

                             (J) It becomes unlawful for the Borrower to comply with its obligations under the Facility.

                             (K) Material qualification of Consolidated Financial Statements.

                             (L)     Change of ownership of the Borrower.

Documentation:               English language.

                             Documentation will also include other customary provisions for a transaction of this type including, inter alia, changes in circumstances, including illegality, market disruption and increased costs.

Taxation:                    All payments of principal, interest and fees will
                             be made free and clear of all present and future
                             taxes, levies, duties or other
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                                       10

                             deductions of any nature whatsoever, levied either now or at any future time.

Key definitions:             Financial Indebtedness shall mean:

                             (i)     Any indebtedness for monies borrowed;

                             (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                             (iii)   Any indebtedness under any acceptance
                                     credit;

                             (iv) Any indebtedness under any debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                             (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures.

                             Consolidated Indebtedness shall mean the difference between (i) the sum of Long Term Debt (including Participating Loans), Bank Overdrafts, Current Portion of Long Term Debt and Short Term Borrowings and (ii) the sum of Cash, Short Term Deposits and Marketable Securities as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP included in the annual financial statements most recently delivered by RP to the Lender.

                             Consolidated Net Worth shall mean the difference between (i) Total Liabilities and Total Stockholders Equity and (ii) the sum of Total Current Liabilities, Long Term Debt (including Participating Loans), Other Long Term Liabilities and Mandatorily Redeemable Partnership Interest as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP and its subsidiaries included in the annual financial statements most recently delivered by RP to the Lender.
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                                       11

                             Subsidiary means any company or other entity controlled by the Borrower under the terms of Article 355-1 of the French law no 66-537 of the 24th July 1966.

Transferability:             The Lender shall have the right at any time to
                             assign its rights and liabilities under the Facility Agreement (in minimum amounts of USD
                             20,000,000 and in integral multiples of USD
                             5,000,000 or equivalents in other currencies) to any other prime bank with the prior written consent of the Borrower, such consent not to be reasonably withheld by the Borrower and for such purpose the Lender shall give one month's prior notice of its intention to the Borrower).

                             The effect of any assignment shall not be to require the Borrower to bear any obligation to gross up for additional taxes or to incur liability for increased costs.

Expenses:                    The Borrower will pay to the Lender all reasonable
                             fees and expenses including legal fees (subject to agreed caps), incurred in connection with the preparation, negotiation and execution of the Facility Agreement and with the enforcement of its rights under the Facility Agreement upon presentation of duly documented evidence.

Governing Law -
Jurisdiction:                The Facility Agreement will be governed by English
                             law. Any dispute arising from this Agreement shall be submitted to the Courts of England.

Validity of Terms and        December 31, 1997.
Conditions:
                             The commitment of the Borrower is subject to the
                             realisation of the acquisition of the shares of
                             Rhone-Poulenc Rorer Inc not currently held by the
                             Borrower.
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                                       12

                             Please signify your acceptance of the terms and conditions set out above by signing and returning a copy of this Summary of Terms and Conditions.

for and on behalf of
RHONE-POLENC S.A.:           Date:  August 7, 1997



                             /s/
                             ------------------------------------------
                              Michel DELRUE
                              Directeur des Services Financiers


for and on behalf of
*:                           Date:  August 7, 1997




                              /s/
                               ----------------------------------------





                              /s/
                               ----------------------------------------

_______
* Request for Confidential Treatment filed by Purchaser on August 22, 1997.